Exhibit 10.150.2
AMENDMENT OF 2003 STOCK PLAN
I, Michael K. Green, hereby certify that:
1. I am the duly elected and acting Secretary of The Immune Response Corporation, a Delaware corporation (the “Corporation”).
2. The following amendments of the Corporation’s 2003 Stock Plan (as previously amended, the “Plan”) were duly approved by the Corporation’s Board of Directors on November 3, 2006 by majority vote at a duly called and noticed meeting at which a quorum was present, and by the Corporation’s stockholders on December 4, 2006 by majority vote at a duly called and noticed meeting at which a quorum was present:
•	Section 5(a) of the Plan is amended by changing the number “8,792,680” to “438,000,000” therein.

•	Section 7(b) of the Plan is amended by deleting the second sentence thereof.
3. Except as so amended, the Plan remains unchanged and in full force and effect.
          Dated: December 4, 2006

/s/ Michael K. Green